Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	new.chubb.com @Chubb

News Release

Chubb Reports Second Quarter Net and Operating Income of $1.54

and $2.25 per Share, Respectively; Annualized ROE and Operating

ROE are 6.2% and 9.5%, Respectively, for the Quarter and 5.3% and

9.8% Year-to-Date

•	Operating income of $2.25 per share including $0.66 per share of after-tax catastrophe losses, down 6.3% compared with $2.40 per share prior year including $0.32 per share of after-tax catastrophe losses. Operating income excluding catastrophe losses of $2.91 per share, up 7% compared with $2.72 per share prior year.

•	Consolidated and P&C net premiums written of $7.6 billion and $7.1 billion, respectively, up 59.7% and 66.0%. P&C net premiums written down 4.7% in constant dollars when compared with prior year as if ACE and Chubb were one company in 2015* and down 1.4% in constant dollars excluding the non-recurring Fireman’s Fund transfer in 2015 as previously disclosed and noted below.

•	P&C combined ratio of 91.2%, or 90.2% excluding the impact from purchase accounting adjustments,* compared with 87.7% prior year, or 87.1% prior year as if ACE and Chubb were one company in 2015.* On an “As If” basis, P&C current accident year combined ratio excluding catastrophe losses of 88.9%, compared with 88.0% prior year, or 88.7% prior year excluding the non-recurring Fireman’s Fund transfer.

•	Book value and tangible book value per share increased 2.7% and 6.1%, respectively, from prior quarter.

•	Integration run-rate savings and expenses remain on track.

•	The transfer of Fireman’s Fund in-force business in April 2015 contributed $252 million of net premiums written, $49 million of underwriting income and $15 million of operating income that were non-recurring in 2016.

*	2016 “As If” results do not include any impact from purchase accounting adjustments related to the acquisition. 2015 “As If” results include Legacy ACE plus Legacy Chubb historical results. ACE Limited acquired The Chubb Corporation on January 14, 2016.

ZURICH – July 26, 2016 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended June 30, 2016, of $726 million, or $1.54 per share, compared with $942 million, or $2.86 per share, for the same quarter last year. Operating income was $1,058 million, or $2.25 per share, compared with $788 million, or $2.40 per share, for the same quarter last year. Operating income excluding catastrophe losses was $1,369 million, or $2.91 per share, compared with $894 million, or $2.72 per share last year. The property and casualty (P&C) combined ratio for the quarter was 91.2%. Book value and tangible book value per share increased 2.7% and 6.1%, respectively, from March 31, 2016 and now stand at $101.56 and $57.14, respectively. Book value and tangible book value per share were favorably impacted by unrealized gains in the company’s investment portfolio in the quarter of $706 million, after tax.

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Chubb Limited News Release

Chubb Limited

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2016	Legacy ACE 2015	Change	2016	Legacy ACE 2015	Change
Operating income, net of tax	$1,058	$788	34.3%	$2.25	$2.40	(6.3)%
Chubb one-time integration and merger-related expenses, net of tax	(71)	—	NM	(0.15)	—	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	(66)	—	NM	(0.14)	—	NM
Adjusted net realized gains (losses), net of tax	(195)	154	NM	(0.42)	0.46	NM

Net income	$726	$942	(22.8)%	$1.54	$2.86	(46.2)%

For the three months ended June 30, 2016 and 2015, respectively, the tax expenses (benefits) related to the table above were: $212 million and $136 million, for operating income; $(27) million for Chubb one-time integration and merger-related expenses; $(29) million for amortization of fair value adjustment of acquired invested assets and long-term debt; and $(1) million and $7 million for adjusted net realized gains and losses.

For the six months ended June 30, 2016, net income was $1,165 million, or $2.53 per share, compared with $1,623 million, or $4.91 per share, for 2015. Operating income was $2,077 million, or $4.51 per share, compared with $1,533 million, or $4.64 per share, for 2015. Operating income excluding catastrophe losses was $2,592 million, or $5.63 per share, compared with $1,679 million, or $5.08 per share, last year. The P&C combined ratio for the six months ended June 30, 2016 was 90.6%. Book value per share increased 13.1% from December 31, 2015 reflecting the impact of The Chubb Corporation (Chubb Corp) acquisition, including the issuance of 137 million common shares totaling $15.2 billion and $323 million of equity awards related to the transaction. Tangible book value per share decreased 20.9% from December 31, 2015, reflecting $15.4 billion, net of tax, of goodwill and other intangibles related to the Chubb Corp acquisition. Book value per share and tangible book value per share were favorably impacted by after-tax unrealized gains in the company’s investment portfolio of $1.5 billion and favorable foreign currency movement of $393 million.

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Chubb Limited News Release

Chubb Limited

Six Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2016	Legacy ACE 2015	Change	2016	Legacy ACE 2015	Change
Operating income, net of tax	$2,077	$1,533	35.5%	$4.51	$4.64	(2.8)%
Chubb one-time integration and merger-related expenses, net of tax	(177)	—	NM	(0.38)	—	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	(125)	—	NM	(0.27)	—	NM
Adjusted net realized gains (losses), net of tax	(610)	90	NM	(1.33)	0.27	NM

Net income	$1,165	$1,623	(28.2)%	$2.53	$4.91	(48.5)%

For the six months ended June 30, 2016 and 2015, respectively, the tax expenses (benefits) related to the table above were: $413 million and $255 million, for operating income; $(76) million for Chubb one-time integration and merger-related expenses; $(53) million for amortization of fair value adjustment of acquired invested assets and long-term debt; and $(5) million and $8 million for adjusted net realized gains and losses.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb produced very good operating results in the quarter despite a greater level of industry natural catastrophe losses globally than has occurred in recent years, though industry insured losses appear in line with longer-term historical averages. After-tax operating income of $2.25 per share was down 6.3% over prior year and included $0.66 of after-tax catastrophe losses. For illustrative purposes, excluding the catastrophe losses, operating EPS for the quarter was up 7% from prior year and up 11% for six months, demonstrating the underlying health and earnings power of the new Chubb and depicting the accretive nature of our merger.

“Our earnings were driven in particular by strong underwriting margins as reflected in the published P&C combined ratio of 91.2%, or 90.2% excluding purchase accounting and other temporary merger-related items. The P&C current accident year combined ratio excluding catastrophe losses was 88.9% versus 88% when comparing results as if we were one company last year. Our six-month results include an annualized operating ROE of circa 10% and book value per share growth of over 13%.

“Premium revenue in the quarter was impacted by foreign exchange, more competitive market conditions and underwriting actions that we took on select portfolios of business. These underwriting actions, including greater use of reinsurance, impacted net premium growth in the quarter by about 1.5 points while improving our risk-reward profile.

“Concerning the merger, our integration efforts, both growth and expense-related, are on track and going well. In fact, the strength of the new Chubb, including cross-selling and the introduction of our total product portfolio to an expanded distribution base, is receiving greater attention and, while early days, the efforts are beginning to contribute to revenue growth.”

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Chubb Limited News Release

Operating highlights for the quarter ended June 30, 2016, were as follows:

		Legacy ACE Q2 2015		As If (1)
Chubb Limited	Q2			Q2	Q2
(in millions of U.S. dollars except for percentages)	2016		Change	2016	2015	Change
Consolidated
Net premiums written	$7,639	$4,784	59.7%	$7,639	$8,108	(5.8)%
Net income	$726	$942	(22.8)%
P&C
Net premiums written	$7,112	$4,284	66.0%	$7,112	$7,584	(6.2)%
Net premiums written constant-dollar		$4,213	68.8%		$7,463	(4.7)%
Net premiums written constant-dollar excluding Fireman’s Fund non-recurring transfer		$3,961	79.5%		$7,211	(1.4)%
Underwriting income	$609	$478	27.5%	$675	$898	(25.0)%
Combined ratio	91.2%	87.7%		90.2%	87.1%
Current accident year underwriting income excluding catastrophe losses	$698	$449	56.0%	$764	$836	(8.7)%
Current accident year combined ratio excluding catastrophe losses	89.9%	88.4%		88.9%	88.0%
Current accident year combined ratio excluding catastrophe losses and Fireman’s Fund non-recurring transfer		89.7%			88.7%
Global P&C (excludes Agriculture)
Net premiums written	$6,737	$3,905	72.5%	$6,737	$7,205	(6.5)%
Net premiums written constant-dollar		$3,834	75.7%		$7,083	(4.9)%
Net premiums written constant-dollar excluding Fireman’s Fund non-recurring transfer		$3,582	88.1%		$6,831	(1.4)%
Underwriting income	$595	$457	30.3%	$661	$877	(24.8)%
Combined ratio	90.9%	87.1%		89.9%	86.8%
Current accident year underwriting income excluding catastrophe losses	$670	$421	59.7%	$736	$808	(8.9)%
Current accident year combined ratio excluding catastrophe losses	89.8%	88.2%		88.8%	87.9%
Current accident year combined ratio excluding catastrophe losses and Fireman’s Fund non-recurring transfer		89.5%			88.6%

(1)	Note about “As If” results: 2016 “As If” results do not include the unfavorable impact from purchase accounting adjustments related to the Chubb Corp acquisition of $66 million pre-tax in P&C underwriting income. 2015 “As If” results include Legacy ACE plus Legacy Chubb historical results. Refer to the Non-GAAP Financial Measures section of the Financial Supplement for a reconciliation of these measures to pro forma measures calculated in accordance with SEC guidance.

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Chubb Limited News Release

•	Global P&C net premiums written increased 72.5%, or 75.7% in constant dollars. Excluding the non-recurring Fireman’s Fund transfer, Global P&C net premiums written increased 84.4%, or 88.1% in constant dollars. On an “As If” basis, Global P&C net premiums written decreased 6.5%, or 4.9% in constant dollars. Excluding the non-recurring Fireman’s Fund transfer, Global P&C net premiums written decreased 3.1%, or 1.4% in constant dollars.

•	Consolidated net premiums earned increased 69.8%, or 73.0% in constant dollars reflecting the acquisition of Chubb Corp. On an “As If” basis, consolidated net premiums earned decreased 1.3%, or increased 0.3% in constant dollars.

•	P&C net premiums earned increased 81.1% in constant dollars reflecting the acquisition of Chubb Corp. On an “As If” basis, P&C net premiums earned decreased 1.4%, or increased 0.1% in constant dollars.

•	Current accident year P&C and Global P&C underwriting income excluding catastrophe losses and the non-recurring Fireman’s Fund transfer in 2015 increased 75.0% and 80.6%, respectively. On an “As If” basis, current accident year P&C and Global P&C underwriting income excluding catastrophe losses and the non-recurring Fireman’s Fund transfer in 2015 decreased 3.0% and 3.1%, respectively.

•	The P&C expense ratio was 31.6%, compared with 28.8% last year. On an “As If” basis, the P&C expense ratio was 30.6%, compared with 30.3% last year, or 31.1% excluding the non-recurring Fireman’s Fund transfer.

•	Total pre-tax and after-tax catastrophe losses were $390 million (5.7 percentage points of the combined ratio) and $311 million, respectively, compared with $124 million (3.2 percentage points of the combined ratio) and $106 million, respectively, last year. On an “As If” basis, total pre-tax and after-tax catastrophe losses for the second quarter of 2015 were $274 million (3.9 percentage points of the combined ratio) and $203 million, respectively.

•	Total pre-tax and after-tax favorable prior period development were $301 million (4.4 percentage points of the combined ratio) and $241 million, respectively, compared with $153 million pre-tax (3.9 percentage points of the combined ratio) and $128 million after-tax last year. On an “As If” basis, total pre-tax and after-tax favorable prior period development for the second quarter of 2015 were $336 million (4.8 percentage points of the combined ratio) and $248 million, respectively.

•	Adjusted net investment income, which excludes a purchase accounting adjustment not included in operating income, was $816 million, which is slightly lower than previously estimated due to lower than projected private equity distributions.

•	Net realized and unrealized gains pre-tax totaled $831 million, including unrealized gains of $1,027 million and net realized losses of $196 million. Net unrealized pre-tax gains comprised primarily unrealized gains of $945 million in the investment portfolio and unrealized foreign exchange gains of $81 million. Adjusted net realized losses included $12 million in the investment portfolio, realized foreign exchange losses of $22 million and $159 million from derivative accounting related to the company’s variable annuity business.

•	Operating cash flow was $1.1 billion.

•	Net loss reserves increased $269 million, or $200 million adjusted for foreign exchange.

•	Book value per share increased 2.7% to $101.56 from $98.85 at March 31, 2016 and increased 13.1% from $89.77 at December 31, 2015. Book value per share was favorably impacted by income, net realized and unrealized gains and favorable foreign currency movement.

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Chubb Limited News Release

•	Tangible book value per share increased 6.1% to $57.14 from $53.83 at March 31, 2016 and decreased 20.9% from $72.25 at December 31, 2015. Tangible book value per share benefited from income, favorable foreign currency movement, and net realized and unrealized gains. The year-to-date decline of 20.9% reflected $15.4 billion, net of tax, of goodwill and other intangibles related to the Chubb Corp acquisition.

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended June 30, 2016, are presented below:

		Legacy ACE Q2 2015		As If
	Q2			Q2	Q2
(in millions of U.S. dollars except for percentages)	2016		Change	2016	2015	Change
North America Commercial P&C Insurance
Net premiums written	$3,245	$1,428	127.4%	$3,245	$3,253	(0.2)%
Net premiums written constant-dollar		$1,424	128.0%		$3,249	(0.1)%
Combined ratio	89.5%	84.6%		88.0%	83.4%
Current accident year combined ratio excluding catastrophe losses	89.7%	88.6%		88.3%	88.1%
North America Personal P&C Insurance
Net premiums written	$1,231	$547	125.1%	$1,231	$1,550	(20.6)%
Net premiums written excluding Fireman’s Fund non-recurring transfer of $252 million		$295	317.3%		$1,298	(5.2)%
Combined ratio	90.1%	70.6%		87.6%	84.3%
Current accident year combined ratio excluding catastrophe losses	83.0%	65.5%		80.5%	77.5%
Current accident year combined ratio excluding catastrophe losses and Fireman’s Fund non-recurring transfer		83.5%			81.7%
Overseas General Insurance
Net premiums written	$2,031	$1,669	21.6%	$2,031	$2,136	(5.0)%
Net premiums written constant-dollar		$1,602	26.7%		$2,020	0.5%
Combined ratio	90.9%	89.2%		91.3%	89.5%
Current accident year combined ratio excluding catastrophe losses	91.5%	89.8%		92.0%	90.7%

•	Overseas General Insurance: The 2015 “As If” combined ratio benefited by 1.3 percentage points from favorable short-tail large loss experience and a non-recurring reinsurance benefit.

•	North America Agricultural Insurance: Net premiums written decreased 1.2%. The combined ratio was 95.9%, compared with 93.6%. The current accident year combined ratio excluding catastrophe losses was 91.6%, compared with 91.4%.

•	Global Reinsurance: Net premiums written decreased 11.9%, or 11.6% in constant dollars due to market conditions. The combined ratio was 79.8%, compared with 65.7%. The current accident year combined ratio excluding catastrophe losses was 78.9%, compared with 79.6%.

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Chubb Limited News Release

•	Life Insurance: Segment income was $74 million compared to $78 million. International life insurance net premiums written increased 9.2%, or 15.3% in constant dollars.

Please refer to the Chubb Limited Financial Supplement, dated June 30, 2016, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 27, 2016 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 800-946-0719 (within the United States) or 719-325-2210 (international), passcode 4137143. Please refer to the Chubb website under Events for details. A replay of the call will be available until Thursday, August 11, 2016 and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

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Chubb Limited News Release

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: new.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures, including company measures on an “As If” basis. These non-GAAP measures and combined company measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

“As If” company measures presented throughout this section are prepared exclusive of the impact of the unearned premium reserves intangible amortization and the elimination of the historical policy acquisition costs as a result of purchase accounting in order to present the underlying profitability of our insurance business. We believe this measure provides visibility into our results and allows for comparability to our historical results and is consistent with how management evaluates results. We have discussed our results on an “As If” basis for both the current and prior year periods, which are defined as follows:

2016 “As If” results: The 2016 and 2015 As If underwriting results do not include the impact of purchase accounting adjustments (i.e., impact of the unearned premium reserves intangible amortization and the elimination of the historical policy acquisition costs as a result of purchase accounting related to the Chubb Corp acquisition).

2015 “As If” results: Legacy ACE plus Legacy Chubb historical results after accounting policy alignment adjustments, including reclassifying certain legacy Chubb Corp corporate expenses to administrative expense and redefining Chubb Corp segment underwriting income by allocating the amortization of deferred acquisition costs to each segment.

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Chubb Limited News Release

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired assets. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income adjusted net investment income, and other income (expense) – operating.

Operating income, net of tax, excludes adjusted realized gains and losses, Chubb integration and related expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration and related expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration and related expenses facilitates the comparison of our financial results to our historical operating results. These costs include legal and professional fees and all costs directly related to the integration activities of the Chubb acquisition including pre-acquisition interest expense on the $5.3 billion senior notes issued in November 2015. The interest expense on the $5.3 billion senior notes was included within operating income subsequent to the acquisition close (i.e., after January 14, 2016). Operating income should not be viewed as a substitute for net income determined in accordance with GAAP. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates.

P&C combined ratio excluding catastrophe losses and PPD and current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North American Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North American Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

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Chubb Limited News Release

International life net premiums written and deposits collected, is adjusted to include deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income and operating return on tangible equity are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration and related expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. In addition, for the six months ended June 30, 2016, the denominator was adjusted to account for the weighted-average impact of the $15,527 million issuance of common shares and equity awards related to the Chubb Corp acquisition on January 14, 2016. Operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Measures excluding Fireman’s Fund non-recurring unearned premium reserve (UPR) transfer. We acquired Fireman’s Fund high net worth personal lines business in April 2015 and recognized as written premium at the date of acquisition non-recurring unearned premiums reserves of $252 million and underwriting benefit of $49 million. Due to the size of the non-recurring transfer, we believe that excluding this non-recurring benefit in 2015 will allow for comparability when assessing trends in our business.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The intangibles related to the Chubb Corp acquisition are excluded from the tangible book value per share calculation net of tax. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations and the acquisition during 2016 in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities are excluded from operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part, according to market conditions.

Chubb integration and related expenses include legal and professional fees and all costs directly related to the integration activities of the Chubb acquisition as well as the pre-acquisition interest expense related to the $5.3 billion senior notes issued in November 2015 to finance a portion of the Chubb acquisition. We exclude this pre-acquisition interest expense from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb acquisition (January 14, 2016), the interest on this debt was considered a cost of our operations and is included within operating income.

See reconciliation of Non-GAAP Financial Measures on pages 41-49 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP or with SEC guidance under Article 11 for pro forma measures, including premium, net income, return on equity, adjusted net investment income, and effective tax rate.

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Chubb Limited News Release

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2016 performance and growth opportunities; integration activities and expected expense savings; other expected benefits of the ACE and Chubb merger; and our plans, expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially including without limitation the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and potential complications or disruptions related to them, the performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30	December 31
	2016	2015
Assets
Investments	$99,846	$66,251
Cash	1,011	1,775
Insurance and reinsurance balances receivable	8,532	5,323
Reinsurance recoverable on losses and loss expenses	13,235	11,386
Goodwill and other intangible assets	22,923	5,683
Other assets	14,656	11,888

Total assets	$160,203	$102,306

Liabilities
Unpaid losses and loss expenses	$60,819	$37,303
Unearned premiums	15,229	8,439
Other liabilities	36,929	27,429

Total liabilities	$112,977	$73,171

Shareholders’ equity
Total shareholders’ equity	47,226	29,135

Total liabilities and shareholders’ equity	$160,203	$102,306

Book value per common share	$101.56	$89.77
Tangible book value per common share	$57.14	$72.25
Book value per common share excluding cumulative translation losses (1)	$104.05	$94.51
Tangible book value per common share excluding cumulative translation losses (2)	$58.98	$75.30

(1)	Cumulative translation losses were $1.2 billion in 2016 and $1.5 billion in 2015
(2)	Cumulative translation losses were $299 million in 2016 and $550 million in 2015

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	12

Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Gross premiums written	$9,274	$6,504	$16,663	$11,826
Net premiums written	7,639	4,784	13,634	8,860
Net premiums earned	7,405	4,360	14,002	8,287
Losses and loss expenses	4,254	2,417	7,928	4,539
Policy benefits	146	153	272	295
Policy acquisition costs	1,560	727	2,973	1,434
Administrative expenses	829	578	1,601	1,132
Net investment income	708	562	1,382	1,113
Net realized gains (losses)	(216)	126	(610)	37
Interest expense	153	71	299	139
Other income (expense):
Gains (losses) from separate account assets	3	6	—	17
Other	26	32	1	56
Amortization of purchased intangibles	5	55	12	85
Chubb integration expenses	98	—	246	—
Income tax expense	155	143	279	263

Net income	$726	$942	$1,165	$1,623

Diluted earnings per share:
Operating income	$2.25	$2.40	$4.51	$4.64
Net income	$1.54	$2.86	$2.53	$4.91
Weighted average diluted shares outstanding	471.2	328.7	460.5	330.2
P&C combined ratio
Loss and loss expense ratio	59.6%	58.9%	58.5%	58.0%
Policy acquisition cost ratio	20.6%	15.7%	20.9%	16.5%
Administrative expense ratio	11.0%	13.1%	11.2%	13.5%

P&C combined ratio	91.2%	87.7%	90.6%	88.0%
P&C underwriting income	$609	$478	$1,221	$880

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	13

Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Gross Premiums Written
North America Commercial P&C Insurance	$4,041	$2,070	$7,045	$4,049
North America Personal P&C Insurance	1,369	835	2,343	981
North America Agricultural Insurance	545	566	681	694
Overseas General Insurance	2,494	2,212	5,010	4,467
Global Reinsurance	268	292	481	584
Life Insurance	557	529	1,103	1,051

Total	$9,274	$6,504	$16,663	$11,826

Net Premiums Written
North America Commercial P&C Insurance	$3,245	$1,428	$5,547	$2,725
North America Personal P&C Insurance	1,231	547	2,102	680
North America Agricultural Insurance	375	379	439	467
Overseas General Insurance	2,031	1,669	4,072	3,463
Global Reinsurance	230	261	431	534
Life Insurance	527	500	1,043	991

Total	$7,639	$4,784	$13,634	$8,860

Net Premiums Earned
North America Commercial P&C Insurance	$3,148	$1,419	$6,044	$2,799
North America Personal P&C Insurance	1,140	269	2,164	415
North America Agricultural Insurance	327	321	350	385
Overseas General Insurance	2,093	1,644	4,048	3,281
Global Reinsurance	185	220	387	446
Life Insurance	512	487	1,009	961

Total	$7,405	$4,360	$14,002	$8,287

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	14

Chubb Limited News Release

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Segment income (loss)
North America Commercial P&C Insurance	$810	$479	$1,637	$924
North America Personal P&C Insurance	164	87	236	77
North America Agricultural Insurance	19	26	77	78
Overseas General Insurance	342	321	661	639
Global Reinsurance	104	154	218	291
Life Insurance	74	78	135	153
Corporate	(72)	(95)	(147)	(150)

Total	$1,441	$1,050	$2,817	$2,012

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	15